Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the use of our reports dated March 14, 2017, with respect to the consolidated balance sheets of OraSure Technologies, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 24, 2017